Exhibit 10.3

SECOND AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT, dated as of September 30, 2011 (the “Amendment Date”) by and between TPC Group Inc., a Delaware corporation (the “Company”), and Miguel A. Desdin (the “Executive”).

Recitals

The Company and the Executive have entered into an Executive Employment Agreement effective as of June 1, 2010 and amended as of May 23, 2011 (the “Employment Agreement”). The Company and the Executive wish to enter into this amendment to the Employment Agreement, effective as of the Amendment Date (the “Amendment”).

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows:

1.        Paragraph 3(b)(xi) of the Employment Agreement is hereby amended in its entirety to read as follows:

“(xi)    Relocation Benefits.    The Executive shall receive relocation benefits consistent with the Company’s standard relocation practices for the Company’s executive employees for the period beginning on the Effective Date and ending on November 15, 2011.”

2.        Paragraph 3(b)(xii) is hereby amended in its entirety to read as follows:

“(xii)    Housing Reimbursement.    The Executive owns a single family residence located at 1708 Buckingham Drive, Roanoke, Texas, 76262 (the ‘Dallas Residence’). Upon the closing of the sale of the Dallas Residence pursuant to a contract negotiated at arm’s length, if such sale occurs prior to December 31, 2012, the Company agrees to reimburse the Executive for an amount (if positive) equal to (1) the sum of the Executive’s purchase price for the Dallas Residence and capital improvements but not to exceed $900,000, less (2) the sales price of the Dallas Residence reduced by the amount of commissions, closing costs and required repairs.

Notwithstanding the foregoing, if the Executive is terminated by the Company for Cause or if the Executive voluntarily resigns without Good Reason, either of which events occur within the three-year period beginning on September 30, 2011, then, as applicable, (1) the Executive agrees to repay to the Company, within 30 days of the Date of Termination, the product of any reimbursement made by the Company under this Paragraph 3(b)(xii) (including any payment made pursuant to Paragraph 3(b)(xiii) relating to such reimbursement) times a fraction (A) the numerator of which is the number of full months remaining after the Date of Termination in the three-year period beginning on September 30, 2011, and (B) the denominator of which is thirty six, or (2) if no reimbursement has been made by the Company under this Paragraph 3(b)(xii) as of the Date of Termination, the Company shall not be obligated to make any reimbursement payment as otherwise provided in this Paragraph 3(b)(xii) (including any payment made pursuant to Paragraph 3(b)(xiii) relating to such reimbursement).”

3.        Paragraph 3(b)(xiii) is hereby amended in its entirety to read as follows:

“(xiii)    Gross-Up for Taxes.    To the extent any payments are made by the Company to the Executive pursuant to Paragraphs 3(b)(xi), (xii), or (xvi), the Company shall pay to the Executive, no later than thirty (30) days after such payment pursuant to Paragraphs 3(b)(xi), (xii), or (xvi), an additional payment (the ‘Benefit Gross-Up Payment’) in an amount such that, after payment of all taxes imposed on any payments pursuant to Paragraphs 3(b)(xi), (xii), or (xvi), including the Benefit Gross-Up

Payment, (assuming, for this purpose, that the entire amount of any such payments pursuant to Paragraphs 3(b)(xi), (xii), or (xvi) are taxable at a flat tax rate of 28%) (the ‘Taxes’), the Executive retains an amount of the Benefit Gross-Up Payment equal to the amount of the Taxes.”

4.        A new Paragraph 3(b)(xvi) is hereby added to the Employment Agreement to read as follows:

“(xvi)    Benefit for Purchase of Houston Residence.    If the Executive enters into a contract for purchase of a Houston Residence prior to March 1, 2012, the Company agrees to provide the Executive with a payment, on or before March 15, 2012, in an amount such that, after reduction for required federal income and payroll tax withholding, the Executive receives $200,000 to be used towards the purchase of such Houston Residence; provided, however, that if there is not within 60 days a closing on such contract for the Houston Residence, the Executive must return the $200,000 to the Company within 10 days of receiving notice from the Company that the payment must be returned.

Notwithstanding the foregoing, if the Executive is terminated by the Company for Cause or if the Executive voluntarily resigns without Good Reason, either of which events occur within the one-year period beginning on the date upon which payment is made under this Paragraph 3(b)(xvi), then, as applicable, (1) the Executive agrees to repay to the Company, within 30 days of the Date of Termination, any payment made by the Company under this Paragraph 3(b)(xvi) (including any corresponding payment made pursuant to Paragraph 3(b)(xiii)) or (2) if no payment has been made by the Company under this Paragraph 3(b)(xii) as of the Date of Termination, the Company shall not be obligated to make any payment as otherwise provided in this Paragraph 3(b)(xvi) (including any corresponding payment made pursuant to Paragraph 3(b)(xiii)).”

5.        A new Paragraph 3(c) is hereby added to the Employment Agreement to read as follows:

“(c)    Relocation.    The Executive agrees to relocate with his family to a residence within the Houston metropolitan statistical area (as defined by the United States Office of Management and Budget) (the ‘Houston MSA’) (a ‘Houston Residence’) on or before November 15, 2011 (the ‘Relocation Date’). The Executive will be considered to have relocated with his family to a Houston Residence upon the occurrence of any of the following: (1) the Executive purchases a Houston Residence, (2) the Executive’s children are enrolled in a school within the Houston MSA, or (3) the Executive is registered to vote in a county within the Houston MSA.”

6.        Except as otherwise set forth in this Amendment, the terms of the Employment Agreement shall continue in effect.

7.        This Amendment may be executed in one or more parts, including by electronic mail or facsimile, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

EXECUTIVE	TPC GROUP INC.

Signed: /s/ Miguel A. Desdin	By:	/s/ Michael T. McDonnell

Date: September 30, 2011		Title: President and Chief Executive Officer
Date: September 30, 2011